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                                                                   EXHIBIT 10.13

                DESCRIPTION OF DIRECTOR COMPENSATION ARRANGEMENTS

Compensation of Directors who are Employees of TJX or its Subsidiaries

Employees of TJX and its Subsidiaries are not paid for their service as directors of TJX.



Compensation of Non-Employee Directors

TJX currently compensates its non-employee directors each year as follows:

      -     An annual retainer of $35,000.
      -     An annual retainer of $7,500 for each Committee chair.
      -     An annual retainer of $105,000 for the Lead Director.
      - Fees of $1,500 per meeting for attendance at Board meetings ($4,500 for attendance at the annual three-day Board meeting).
      - Fees of $1,250 per meeting for attendance at committee meetings (other than the Executive Committee).
      - A deferred share award under the Deferred Stock Program for Non-Employee Directors, as described below.
      - A stock option grant under the Stock Incentive Plan, as described below.
      - Reimbursement for customary expenses for attending Board and committee meetings.

Directors are not paid fees for attendance at Board and committee meetings that are short in duration, and directors may participate in TJX's General Deferred Compensation Plan. TJX does not provide retirement benefits or insurance for non-employee directors.

Under the Stock Incentive Plan, each non-employee director receives an annual stock option grant in the amount determined by the ECC (12,000 shares each in fiscal 2005) at fair market value on the date of grant. Each option expires after ten years and becomes fully exercisable after one year. If a director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, the option immediately expires. Vested options remain exercisable for varying periods of up to five years following termination of service as a director. In some circumstances, options continue to vest during the exercise period following retirement. Unvested options will become immediately exercisable prior to, and will terminate upon the consummation of, various corporate transactions.

The Deferred Stock Program for Non-Employee Directors (the "Deferred Stock Program") under the Stock Incentive Plan provides for annual awards to non-employee directors as follows:

-     Each Participant's Account under the Deferred Stock Plan as of the date the Deferred Stock Program was adopted shall be treated for purposes of the Stock Incentive Plan as an Other Stock-based Award (an "Assumed
      Award") under the Deferred Stock Program pursuant to Section 7 of the
      Stock Incentive Plan that entitles the recipient of such Assumed Award, without payment, to the future delivery, payable in accordance with the terms described below, of the number of shares of TJX's Common Stock ("Stock") equal
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      to the number of share units credited to such Participant's Account on the date the Deferred Stock Program was adopted, subject to adjustment in accordance with the Stock Incentive Plan; and

- On the date of each annual meeting of stockholders of TJX, there shall be granted pursuant to Section 7 of the Stock Incentive Plan to each person who is elected a director at (or if previously elected, continues as a director after) such annual meeting (excluding any individual who is an employee of TJX or any Subsidiary) (an "Eligible Director") an Other Stock-based Award that entitles the recipient, without payment, to the future delivery of Stock (an "Ongoing Award");

- The number of shares of Stock represented by each Ongoing Award shall be equal to (a)(i) $30,000 for each Eligible Director, plus, in each case,
      (ii)(A) an amount equal to the aggregate dividends for which there has been a record date after the date of the previous annual meeting through and including the date of such annual meeting on the number of shares of Stock represented by all outstanding Assumed Awards, if any, and Ongoing Awards, if any, previously made to such director minus (B) in the case of the Ongoing Award granted at the annual meeting of stockholders to be held in June 2003, the aggregate amount of the dividends for which the record date was August 8, 2002 and November 7, 2002 on the number of shares of Stock represented by all outstanding Assumed Awards, divided by (b) the closing price of a share of Stock on the date of such annual meeting, rounded to the nearest share; and

- Immediately prior to a Change of Control (as defined in the Stock Incentive Plan as from time to time amended) or, if earlier, as soon as practicable following a termination for any reason (including death) of the recipient's service as a director of TJX (the date of such Change of Control or of such termination being the "Distribution Date"), TJX shall deliver to the recipient (or in the event of the recipient's death, to any beneficiary designated by the recipient in writing in such form, and delivered prior to his or her death to such person at TJX, as specified by TJX or in the absence of such a designation, to the recipient's estate) the number of shares of Stock represented by (a) each Assumed Award, if any, and each Ongoing Award, if any, held by the recipient and (b)(i)(A) an amount equal to the aggregate dividends for which there has been a record date after the date of the last annual meeting at which the recipient received an Ongoing Award and prior to the time at which the shares of Stock represented by the recipient's Assumed Awards, Ongoing Awards and aggregate dividends, if any, were issued to the recipient on the number of shares of Stock represented by all outstanding Assumed Awards, if any, and Ongoing Awards, if any, previously made to the recipient, minus (B) in the event of a Distribution Date prior to the annual meeting of stockholders in June 2003, the aggregate amount of the dividends for which the record date was August 8, 2002 and November 7, 2002 on the number of shares of Stock represented by all outstanding Assumed Awards, divided by (ii) the closing price of a share of Stock at the close of business immediately prior to the Distribution Date, rounded to the nearest share.


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